Exhibit 10.1

AMENDED AND RESTATED GLOBAL

LICENSE AGREEMENT

THIS AMENDED AND RESTATED GLOBAL LICENSE AGREEMENT (this “Agreement”) is made as of this 11th day of September 2024, which is also the date of the last signature hereto (the “Effective Date”), between NATIONAL FOOTBALL MUSEUM, INC., an Ohio non-profit corporation, doing business as Pro Football Hall of Fame (hereinafter “PFHOF”) and HOF VILLAGE NEWCO, LLC, a Delaware limited liability company (hereinafter “HOFV”), each a “Party” and collectively, the “Parties”, and amends, restates, replaces, and supersedes in its entirety that certain Global License Agreement between NATIONAL FOOTBALL MUSEUM, INC., an Ohio non-profit corporation, doing business as Pro Football Hall of Fame, and HOF VILLAGE NEWCO, LLC, a Delaware limited liability company, dated April 8, 2022 (“Original Global Agreement”).

RECITALS

A.	Certain disputes have arisen between the Parties related to the Original Global Agreement including HOFV’s non-payment of the Annual License Fee in the amount of $600,000.

B.	PFHOF has conditioned its willingness to waive non-payment of the Annual License Fee in the amount of $600,000 based on HOFV’s execution of this Agreement.

C.	The Parties have determined that it is appropriate and in each of the Parties’ best interest to amend, restate, replace, and supersede the Original Global Agreement in its entirety with this Agreement.

AGREEMENT

NOW THEREFORE, based upon the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties agree as follows:

1.	DEFINITIONS

1.1	“Affiliate” with respect to a Party shall mean any entity that is directly or indirectly controlled by, or is under common control with that Party. For purposes of this definition of Affiliate, “control” means an equity or income interest of fifty percent (50%) or more, or the possession of the power, directly or indirectly, to direct or cause the direction of the management and policies of the Affiliate, whether through the ownership of voting securities, by contract, or otherwise.

1.2	“Exploit” or “Exploitation” means, except as set forth in this Agreement, to reproduce, distribute, digitally transmit, publish, publicly perform or otherwise display via any and all means of video or audio-visual media, or other means of distribution, as to manner, frequency or duration of use including, but not limited to: film, television, streaming, short-form streaming, social media, SVOD, IVOD, pay per view, OTT, physical media, theatrical professional/non-professional productions, location based entertainment, music, publishing (both physical and digital), holographic mediums, projection mapping, haptic mediums, non-fungible tokens, as well as any marketing, advertising, and promotional activities thereof in any medium currently existing or hereinafter created.

1.3	“Information” means any and all ideas, concepts, data, know-how, discoveries, improvements, methods, techniques, technologies, systems, specifications, analyses, products, practices, processes, procedures, protocols, research, tests, trials, assays, controls, prototypes, formulas, descriptions, formulations, submissions, communications, skills, experience, knowledge, plans, objectives, algorithms, reports, results, conclusions and other information and materials, irrespective of whether or not copyrightable or patentable and in any form or medium (tangible, intangible, oral, written, electronic, observational or other) in which such Information may be communicated or subsist. Without limiting the foregoing sentence, Information includes any technological, engineering, manufacturing, scientific, business, legal, patent, organizational, commercial, operational, or financial materials or information.

1.4	“Intellectual Property” means all patentable and un-patentable inventions, mask works, works of authorship or expression and their derivatives, including computer programs, data collections and databases, and trade secrets, and other Information, as well as any trademarks, trade dress, and any goodwill relating thereto.

1.5	“Jointly Developed Intellectual Property” means all Intellectual Property authored, made, invented, developed, created, conceived, or reduced to practice jointly by the parties after the Effective Date as a result of joint-development sessions in which each Party materially contributes, and which incorporates aspects of both Intellectual Property of HOFV and Intellectual Property of PFHOF. For the avoidance of doubt, Jointly Developed Intellectual Property does not include derivative works or any enhancement, modification, adaptation or other improvement to Intellectual Property of HOFV and Intellectual Property of PFHOF, regardless of the source of such enhancement, modification, adaptation or other improvement.

1.6	“Person” means any natural person, corporation, partnership, association, limited liability company, joint venture, trust, estate, joint stock company or other similar organization, government or political subdivision thereof, or any other entity.

1.7	“PFHOF Marks” shall mean those trademarks, service marks, logos, and trade dress, owned by PFHOF, along with any registrations of the foregoing, and any amendments/modifications thereto, and any goodwill associated therewith as set forth in Exhibit A, as attached hereto and incorporated herein.

1.8	“PFHOF Works” or “PFHOF Work” shall mean the written, audio, visual, audiovisual, or choreographic works and their derivatives currently or hereafter owned by or freely sub-licensable by PFHOF.

1.9	“President” shall mean James Arthur Porter or his successor(s), in his capacity as President of the National Football Museum, Inc.

1.10	“Village” shall mean Hall of Fame Village located in Canton, Ohio, including but not limited to (i) Tom Benson Hall of Fame Stadium; (ii) Play Action Plaza; (iii) The Eleven, Hilton Tapestry Hotel; (iv) Constellation Center for Excellence; (v) Center for Performance; (vi) Hall of Fame Experience; (vii) Hall of Fame Water Park; (viii) Hall of Fame Retail Promenade (excluding tenants of the Hall of Fame Promenade); (ix) any and all parking facilities (both underground and surface); and (x) any and all additional components added therein, provided such components or additions are located in Canton, Ohio.

2.	GRANT OF RIGHTS - PFHOF MARKS AND PFHOF WORKS

2.1	PFHOF Marks Use Rights on Request. If, during the Term, HOFV is considering a bona fide use of the PFHOF Marks in conjunction with (i) the Village, which for purposes of clarity shall include any hotel, restaurant, sports bar, or other similar general or specific location based entertainment within the Village campus, (ii) youth sports programs (excluding NFL-sponsored youth sports programs similar to those currently conducted in the City of Canton, Ohio using PFHOF Marks), (iii) e-gaming and/or video games, and (iv) such other fields of use that are not specifically set forth above (each use in connection with the categories (i) through (iv) shall be referred to individually as a “Proposed Project”), HOFV will promptly communicate such request for use of such PFHOF Marks in connection with a Proposed Project to representatives of PFHOF, and provide to PFHOF the specific terms, business plan, and any other relevant information requested by PFHOF relating to such Proposed Project. Following the receipt of such notice and information related to a Proposed Project, PFHOF shall have a period of fourteen (14) days (or such greater length of time which PFHOF believes is reasonably necessary under the circumstances) to review, consider, and accept such proposal from HOFV to use the PFHOF Marks in connection with a Proposed Project. The Parties acknowledge and agree that PFHOF has the absolute right to approve each Proposed Project, which approval will be in PFHOF’s sole, absolute, and subjective discretion. Upon PFHOF’s approval with respect to any such Proposed Project, HOFV (and its Affiliates and permitted licensees) may pursue the applicable approved Proposed Project so long as such use of the PFHOF Marks is in strict conformance with the Proposed Project as approved by PFHOF (including any proposed sublicenses in accordance with Section 2.3).

2.2	PFHOF Works License Rights on Request. If, during the Term, HOFV is considering a bona fide use to (a) Exploit the PFHOF Works and (b) edit, supplement or otherwise adapt, all subject to the approval of PFHOF (such approval shall be in the sole and absolute discretion of PFHOF ), incorporate or otherwise utilize, the PFHOF Works to create, produce and Exploit new, non-derivative original work(s) (each such non-derivative work in this clause (b), a “HOFV Work”) HOFV will promptly communicate such request for use of such PFHOF Works in connection with a HOFV Work to representatives of PFHOF, and provide to PFHOF the specific terms, business plan, and any other relevant information requested by PFHOF relating to such HOFV Work. Following the receipt of such notice and information related to a HOFV Work, PFHOF shall have a period of fourteen (14) days (or such greater length of time which PFHOF believes is reasonably necessary under the circumstances) to review, consider, and accept such proposal from HOFV to use the PFHOF Works in connection with a HOFV Work. The Parties acknowledge and agree that PFHOF has the absolute right to approve each use of the PFHOF Works in connection with the HOFV Work, which approval will be in PFHOF’s sole, absolute, and subjective discretion. Upon PFHOF’s approval with respect to any such use of the PFHOF Works in connection with the HOFV Work, HOFV (and its Affiliates and permitted licensees) may pursue the applicable approved use of the PFHOF Works in connection with the HOFV Work so long as such use of the PFHOF Works is in strict conformance with the proposed use of the PFHOF Works in connection with the HOFV Work. Any HOFV Works created pursuant to this Agreement shall exclusively be owned by HOFV or its Affiliates; provided, however, that, (i) PFHOF shall own all right, title, interest, and copyright in and to the underlying PFHOF Works, and (ii) HOFV and its Affiliates ownership is subject in all events to any rights restrictions and the terms of the license (including the term of such license) granted by PFHOF in connection with such HOFV Work. Notwithstanding the foregoing, to the extent any HOFV Work incorporates any HOFV trademarks, service marks, or trade dress (“HOFV Trademarks”), use of such HOFV Trademarks shall inure solely to HOFV’s benefit. PFHOF shall not, and shall cause its Affiliates, whether during the Term or thereafter, challenge (a) the rights of HOFV in and to any HOFV Work, (b) the validity of any HOFV Work, (c) HOFV’s right to grant rights or licenses relating to the HOFV Works, (d) the validity and HOFV’s right to any HOFV Trademarks, and (e) the validity, legality, or enforceability of this Agreement.

2.3	Restriction Further Uses. If, in connection with a license grant in Section 2.1 or 2.2, HOFV or its Affiliates want to use the PFHOF Marks or PFHOF Works on websites, packaging materials, marketing, advertising, and promotional activities including HOFV- or Affiliate-controlled social media, HOFV or Affiliate mobile apps, and in HOFV’s and its Affiliates’ online and offline marketing materials, packaging materials, and communications, HOFV shall specifically request such use(s) as part of its request under Section 2.1 or Section 2.2, which uses must be explicitly described with all relevant information. The Parties acknowledge and agree that PFHOF has the absolute right to approve each use described in this Section 2.3, which approval will be in PFHOF’s sole, absolute, and subjective discretion.

2.4	Sublicensing. The license granted in Section 2.1 or Section 2.2 may only be sublicensed with respect to a Proposed Project or proposed approved use of the PFHOF Works provided that such sublicensee has been preapproved in writing by PFHOF (which shall include any material changes or modifications to any previously approved Proposed Project or use of the PFHOF Works). The Parties acknowledge and agree that PFHOF has the absolute right to approve each sublicensee, which approval will be in PFHOF’s sole, absolute, and subjective discretion. Further, as part of the approval of a particular sublicensee, (i) HOFV shall provide to PFHOF such background, financial and other information available to HOFV related to each sublicensee as PFHOF may request; (ii) HOFV and its Affiliates shall cause each such sublicensee to comply with all terms and conditions of this Agreement; and (iii) neither HOFV nor its Affiliates shall be relieved of any of its obligations under this Agreement as a result of any such sublicense, and will be primarily responsible for any acts or omissions of each such sublicensees in connection with any such project.

2.5	Indemnity.

(a)	HOFV agrees to indemnify, defend, and hold harmless PFHOF, its Affiliates, and their respective employees, officers, directors, agents, representatives, and successors and assigns from and against any and all claims, demands, liabilities, losses, suits, damages, costs (including, without limitation, costs of investigation), and expenses, including reasonable attorneys’ fees, arising out of or related to HOFV’s, its Affiliates’, or its sublicensees’ (i) use of the PFHOF Marks or PFHOF Works, (ii) any breach by HOFV of any covenant, warranty, representation, obligation, or agreement made under this Agreement, or (iii) any claim of infringement of any intellectual property right arising out of the misuse or misappropriation of the PFHOF Marks or PFHOF Works.

(b)	PFHOF agrees to indemnify, defend, and hold harmless HOFV, its Affiliates, and their respective employees, officers, directors, agents, representatives, and successors and assigns from and against any and all claims, demands, liabilities, losses, suits, damages, costs (including, without limitation, costs of investigation), and expenses, including reasonable attorneys’ fees, arising out of or relating to (i) HOFV’s or its Affiliates’ authorized use of the PFHOF Works, as permitted by, and in accordance with, the terms of this Agreement, (ii) any breach by PFHOF of any warranty, representation, obligation, or agreement made under this Agreement, or (iii) PFHOF’s use of the HOFV Works in breach of this Agreement, or any claim of infringement of any intellectual property right arising out of the misuse or misappropriation of the HOFV Works by PFHOF.

2.6	Limitations; Restrictions on Use; Non-Disparagement.

(a)	Except for the rights granted under this Agreement in connection with a Proposed Project that has been approved by PFHOF under Section 2.1 or use of the PFHOF Works as approved under Section 2.2, HOFV and its Affiliates hereby acknowledge and agree that neither HOFV nor its Affiliates have any right, title, interest, or ownership in and to the PFHOF Marks or the PFHOF Works, and further agree that they will not claim any right, title, interest, or ownership in or to any of the PFHOF Marks or PFHOF Works. HOFV and its Affiliates agree not to challenge the validity of the PFHOF Marks or PFHOF Works. Further, HOFV and its Affiliates acknowledge and agree that PFHOF is the sole and exclusive owner of the PFHOF Marks and PFHOF Works and of all associated federal registrations and pending registrations and that HOFV and its Affiliates shall do nothing inconsistent with such ownership. All rights not expressly granted by PFHOF are hereby expressly reserved by PFHOF.

(b)	HOFV and its Affiliates shall not disparage or in any way portray the PFHOF Marks or PFHOF Works in a negative light. HOFV and its Affiliates shall use all reasonable endeavors to ensure that in exercising their rights and carrying out their obligations under this Agreement they do nothing to injure, bring into disrepute, ridicule, or lessen the public reputation, goodwill, or favorable image of PFHOF. HOFV and its Affiliates shall not modify, alter, or change the PFHOF Marks or PFHOF Works in any manner. Upon request, PFHOF may request, and HOFV and its Affiliates must provide, samples of goods and advertisements for services offered under the PFHOF Marks or PFHOF Works for PFHOF’s inspection, review, and approval.

(c)	HOFV and its Affiliates shall not use the PFHOF Marks or PFHOF Works except as expressly agreed pursuant to and in connection with a Proposed Project that has been approved by PFHOF under Section 2.1 or use of the PFHOF Works under Section 2.2. HOFV and its Affiliates further agree that they shall not assign or otherwise transfer their rights to the PFHOF Marks or PFHOF Works under this Agreement to any other party whatsoever.

3.	JOINTLY DEVELOPED INTELLECTUAL PROPERTY

All Jointly Developed Intellectual Property, whether or not patentable or copyrightable , shall be owned by PFHOF. The Parties shall only file applications directed to any Jointly Developed Intellectual Property upon mutual agreement of the Parties and only if such applications name both Parties as joint owners. In such event, the Parties agree to share equally in the costs of obtaining and maintaining such applications (both U.S. and foreign) and any issued patents and copyrights. The Parties agree to cooperate in determining whether to prepare and execute documents necessary to effect such patent and copyright filings, including where and if to foreign file. In the event of such Jointly Developed Intellectual Property, the Parties agree to negotiate in good faith regarding the commercialization of such Jointly Developed Intellectual Property, and agree further that neither Party shall have the right to make, to have made, use, sell, have sold, export and import products using or incorporating such Jointly Developed Intellectual Property or exploit such Jointly Developed Intellectual Property without the other Party’s written consent. The Parties agree to negotiate such commercialization and exploitation terms in good faith, taking into account their relative contributions to the development of the Jointly Developed Intellectual Property and the standards of the industry.

4.	PRIOR NOTICE WITH REGARD TO HALL OF FAMERS

To the extent HOFV or its Affiliates wish to communicate with those individuals inducted into the Pro Football Hall of Fame, HOFV shall give the President advanced written notice of their intentions to communicate with such parties.

5.	TERM AND TERMINATION

5.1	Unless otherwise terminated as provided herein, the term of this Agreement shall commence on the Effective Date and shall terminate on December 31, 2024 (“Term”). Thereafter, the Agreement shall automatically renew for successive 1-year terms (each a “Term”), unless either Party gives written notice to the other Party of intent not to renew at least sixty (60) days prior to the expiration of the then current Term.

5.2	Either Party shall have the right to terminate this Agreement at any time for an uncured material breach by the other Party, provided that the non-breaching Party provides prior written notice to the breaching Party, specifying the alleged material breach, and further provided that the breaching Party shall have fifteen (15) days after receipt of such notice to cure the material breach, to the reasonable satisfaction of the non-breaching Party.

5.3	Either Party may terminate this Agreement immediately upon giving notice if the other Party ceases to conduct its operation in the normal course of business, including the inability to meet its obligations as they mature, or if any proceeding under the bankruptcy or insolvency laws is brought by or against the other Party, or a receiver or custodian is appointed or applied for by the other Party, or an assignment for the benefit of creditors or a sale or transfer of all or substantially all of its assets/property is made by the other Party.

5.4	Upon the expiration or termination of this Agreement, the rights and obligations of the Parties under this Agreement shall be terminated, except as provided herein. Upon termination, HOFV and its Affiliates and sublicensees shall immediately cease any and all use of the PFHOF Marks and shall return all PFHOF Marks to PFHOF, and destroy any copies made.

6.	FEES.

In connection with any Proposed Project approved by PFHOF or use of any PFHOF Work as approved by PFHOF, HOFV and PFHOF shall mutually agree on the license fee and/or royalty to be paid to PFHOF in connection with such approved Proposed Project or use of any PFHOF Work taking into consideration all relevant factors and uses thereof. For the avoidance of doubt, upon execution of this Agreement PFHOF expressly waives HOFV’s non-payment of the Annual License Fee in the amount of $600,000 for 2024.

7.	FORCE MAJEURE

In the event either Party is unable to comply fully with its obligations (other than payment obligations) under this Agreement because of laws, strikes, catastrophe, drought, shortage of water or other action of the elements, temporary or permanent shutdown due to regulatory or other governmental actions, or Acts of God or other matters beyond its control, such Party shall, while so affected, be relieved to the extent thus prevented from performing its obligations hereunder but in such event shall take reasonable measures to remove the disability and resume full performance hereunder at the earliest possible date.

8.	INSURANCE

HOFV represents and warrants that it carries and maintains a policy of: (a) Commercial General Liability insurance and (b) Errors and Omissions Insurance (including, without limitation, Media Liability insurance). Each of the foregoing insurance policies shall have limits of no less than two million dollars ($2,000,000) per occurrence and in the aggregate. Such policies shall name PFHOF and its Affiliates as additional insureds on a primary and non-contributory basis thereunder and require the insurance company to endeavor to give the additional insured of at least thirty (30) days’ prior written notice of any cancellation thereof. HOVF agrees to furnish PFHOF with certificates of insurance evidencing the foregoing insurance coverage, upon written request. Such policy or policies shall be maintained with reputable insurers licensed to write such insurance in the State of Ohio and which are rated not lower than A-, VII by A.M. Best. The required policy limits can be provided by a combination of primary and excess liability satisfactory to PFHOF.

9.	GENERAL PROVISIONS

9.1	Confidentiality.

(a)	“Confidential Information” means all forms of confidential information, including technical information and business information, disclosed by one Party or its Affiliates (the “Disclosing Party”) to the other Party or its Affiliates (the “Receiving Party”) during the Term in connection with this Agreement, that is identified or marked as confidential or is information that is of a nature that is customarily regarded as confidential, whether disclosed in electronic, tangible, oral, or visual form; provided that oral or visual disclosures shall be deemed confidential only if they are confirmed as confidential in writing by the Disclosing Party prior to or at the time of disclosure or within thirty (30) days thereafter, or if the Receiving Party should reasonably know that such visual or oral disclosures are intended to be confidential. Confidential Information shall not include such information that: (i) as of the date of disclosure is known to the Receiving Party or its Affiliates, as shown by written documentation; (ii) was independently developed by the Receiving Party or its Affiliates without access to the Disclosing Party’s Confidential Information; (iii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault of the Receiving Party; or (iv) as of the date of disclosure or thereafter is obtained from a third party free from any obligation of confidentiality to the Disclosing Party.

(b)	Each Receiving Party agrees: (i) not to disclose, make public, or authorize any disclosure or publication of such Confidential Information of the Disclosing Party except as expressly permitted herein; (ii) to take reasonable measures to protect the confidentiality of the Disclosing Party’s Confidential Information exercising the same degree of care to preserve and safeguard the Disclosing Party’s Confidential Information as it uses to preserve and safeguard its own Confidential Information, but in no event less than a reasonable degree of care; (iii) to restrict access to such Confidential Information to only those officers, directors, or employees of the Receiving Party or its Affiliates or representatives who have a need to know such Confidential Information and who are bound by confidentiality obligations at least as restrictive as those contained in this Agreement; and (iv) not to remove any confidential or proprietary markings or designations placed by the Disclosing Party on such Confidential Information. The Receiving Party and its Affiliates shall not use the Disclosing Party’s Confidential Information for any purpose except as permitted by this Agreement.

(c)	The confidentiality obligations contained herein shall not apply to the extent that the Receiving Party is required to disclose the information by law, order, or regulation of a governmental agency or a court of competent jurisdiction; provided that, in each such case, the Receiving Party shall give written notice thereof to the Disclosing Party and sufficient opportunity to prevent or limit any such disclosure or to request confidential treatment thereof; and provided further, that the Receiving Party shall give reasonable assistance to the Disclosing Party to preserve the information as confidential.

(d)	Upon termination of this Agreement, each Receiving Party shall return to the Disclosing Party (or at the Disclosing Party’s direction, destroy) all Confidential Information of the Disclosing Party that is in the possession, custody, or control of the Receiving Party. HOFV shall be permitted to retain copies of PFHOF’s Confidential Information as necessary to allow HOFV to exercise its post-termination rights with respect to such information.

(e)	Each Party acknowledges that a breach or threatened breach of this Section on its part shall result in irreparable and incalculable damages to the other Party. Therefore, in addition to any action by either Party for collection of damages resulting from the breach of this Agreement, such Party shall also be entitled to immediate injunctive relief, restraining the other Party from continued or threatened breach of this Agreement. Each Party further agrees that, upon a finding of a breach of the terms of this Agreement on its part, such Party shall pay to the other Party the costs and expenses, including reasonable attorneys’ fees, which the other Party incurs in enforcing the terms of this Agreement.

9.2	Notices. Any notice required or permitted by this Agreement will be in writing and delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgement of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice will be sent to the appropriate address set forth below or such other address as to which the Parties have been notified hereunder.

9.3	Compliance with Laws and Regulations. Each of HOFV, PFHOF, and their respective Affiliates as applicable, agrees to be in material compliance with all federal, state, and local laws, ordinances, and regulations applicable to its respective operations and to obtain and maintain all licenses and permits required by law necessary for each of their respective operations.

9.4	Governing Law and Arbitration.

(a)	This Agreement will be governed in all respects by the laws of the State of Ohio (without regard to conflicts of law provisions), as such laws are applied to agreements entered into and to be performed entirely within the State of Ohio between Ohio residents.

(b)	Any dispute between the Parties concerning the scope or interpretation of this Agreement shall be submitted to binding arbitration in accordance with the Rules of Commercial Arbitration of the American Arbitration Association in effect on the date that a dispute is submitted to arbitration (the “Rules”). The arbitration shall be held in Canton, Ohio, and shall be before a panel of three arbitrators, one chosen by each of the Parties and a third chosen by the two arbitrators so chosen by the Parties. Not less than fifteen (15) days prior to the arbitration, each Party shall submit to the other the documents and a list of witnesses it intends to interview or call in the arbitration. The arbitrators shall apply the substantive law of the State of Ohio with regard to any dispute that becomes the subject of arbitration, and the arbitrators will be so instructed. The arbitrators shall issue a written opinion stating the findings of fact and the conclusions of law upon which the decision is based. The decision of the arbitrators shall be final and binding.

(c)	In any action, suit, proceeding, claim, or counterclaim brought to enforce this Agreement or any of its provisions, the Party that prevails in any such action, suit, proceeding, claim, or counterclaim (the “Prevailing Party”) shall recover its costs, fees, and expenses, including, but not limited to, the reasonable costs, fees, and expenses of attorneys and outside experts (collectively, “Expenses”), from the other Party (the “Non-Prevailing Party”), and the court or arbitration panel shall be so instructed to determine which Party is the Prevailing Party, to grant the recovery of the Expenses incurred by the Prevailing Party, and to order the Non-Prevailing Party to pay the Expenses of the Prevailing Party.

9.5	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the legality, validity, and enforceability of the remaining provisions of this Agreement will not be affected or impaired thereby.

9.6	Waiver. The waiver by either Party of a breach of any provision of this Agreement by the other Party will not operate or be construed as a waiver of any other or subsequent breach by such other Party.

9.7	Authority. Each Party warrants and represents that such Party’s execution and delivery of this Agreement has been duly authorized by proper corporate or limited liability company action and that this Agreement is a binding obligation of such Party enforceable in accordance with its terms.

9.8	Independent Contracting Parties. The Parties are independent contracting parties and nothing in this Agreement shall make either Party the agent or legal representative of the other for any purpose whatsoever, nor does it grant either Party the authority to assume or create any obligation on behalf of or in the name of the other. Furthermore, the Parties shall remain separate and independent contracting parties and nothing in this Agreement shall make either Party subject to a joint venture agreement or other mutual arrangement between the Parties.

9.9	Assignment. Neither Party may assign this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other Party.

9.10	Frustration of Purpose. Neither Party shall avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it under this Agreement, but shall at all times in good faith cooperate in the carrying out of all the provisions of this Agreement.

9.11	Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or contemporaneous oral or written agreements concerning such subject matter, including the Original License Agreement, First Amended and Restated License Agreement, and the Amended and Restated Media License Agreement. This Agreement may be changed only by mutual agreement of the Parties in writing.

[signature page follows]

IN WITNESS WHEREOF, PFHOF and HOFV have caused this Agreement to be executed by their respective, duly authorized representatives, effective as of the Effective Date.

NATIONAL FOOTBALL MUSEUM, INC.

By:	/s/ James A. Porter
James A. Porter
President

Date:	September 11, 2024

Address:	2121 George Halas Drive NW
Canton, Ohio 44708

HOF VILLAGE NEWCO, LLC

By:	/s/ Michael Crawford
Michael Crawford
President and Chief Executive Officer

Date:	September 11, 2024

Address:	2626 Fulton Drive NW
Canton, Ohio 44718

Exhibit A

PFHOF Marks